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                                                EXHIBIT 15


The Board of Directors
Bay State Gas Company


Gentlemen:

Re: Registration Statement No 33-57702

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated January 24, 1995 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant with the meaning of sections of 7 and 11 of the Act.

                                        Very truly yours,


                                        KPMG PEAT MARWICK LLP


Boston, Massachusetts
February 9, 1995